NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Announces Improved First Quarter
Results, Driven by Non-Regulated and Off-System Earnings

ST. LOUIS, January 26, 2006 — The Laclede Group (NYSE: LG) today released its earnings report for the first quarter of its fiscal year 2006.

The Laclede Group’s earnings for the quarter that ended December 31, 2005 were $26.2 million, compared to $16.6 million for the same period last year, with a majority of the increase coming from The Laclede Group’s non-regulated subsidiaries and Laclede Gas’ off-system marketing efforts. On an earnings-per-share basis, first quarter earnings for fiscal 2006 were $1.23, compared with $.79 during the same period last year.

The Laclede Group’s two principal nonregulated subsidiaries each generated increased period-to-period earnings. Laclede Energy Resources (LER), which offers natural gas commodity services to industrial and commercial customers throughout the Midwest, including the St. Louis area, reported earnings that were $4.0 million more than in the same period last year. LER’s earnings improved as a result of increased margins caused by higher price volatility and regional supply/demand imbalances due to the recent hurricanes, as well as higher wholesale sales volumes. SM&P Utility Resources, Inc., an underground facility locating and marking service business, earned $.3 million more during this year’s first quarter than in the first quarter of last year. SM&P continues to attain new business in existing markets.

Total earnings for Laclede Gas Company, Missouri’s largest natural gas distribution utility, improved by approximately $5.1 million this year over the first quarter of fiscal 2005. However, the increase at Laclede Gas resulted primarily from the sale of natural gas to entities outside its traditional service area, as opposed to sales of gas to its ratepayers. The net benefit of rate changes applicable to the regulated service area implemented October 1, 2005, and higher sales volumes resulting from weather that was colder than last year also contributed to the increase.

Such benefits were partially offset by the effect of higher operating expenses this year and the negative impacts of record high wholesale natural gas prices.

Core gas distribution revenues increased reflecting the higher wholesale gas prices paid by the Utility to acquire its gas supplies, and colder weather compared to last year. It should be noted that the higher gas prices do not benefit earnings as gas costs are flowed through to customers without markup. Additionally, Laclede Gas’ rate design helped to mitigate the impact of the colder weather on its regulated customers while providing a more stable earnings base for the Company.

To help manage this year’s winter heating bills, Laclede Gas recommends that customers sign up for Budget Billing, weatherize their premises, and have their heating equipment inspected and maintained by a qualified service provider. The Company is also making available approximately $1.5 million for energy assistance and a weatherization program to low-income households in its service area. For additional information on these and other programs, we encourage customers to visit our website (www.lacledegas.com).

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)

	Three Months Ended
	December 31,
	2005	2004
OPERATING REVENUES
Regulated
Gas distribution	$411,401	$291,253
Non-Regulated
Services	35,458	27,986
Gas marketing	241,332	118,179
Other	1,044	5,067

Total operating revenues	689,235	442,485

OPERATING EXPENSES
Regulated
Natural and propane gas	312,039	206,424
Other operation expenses	33,105	30,925
Maintenance	4,988	4,214
Depreciation and amortization	6,083	5,305
Taxes, other than income taxes	19,639	15,823

Total regulated operating expenses	375,854	262,691
Non-Regulated
Services	33,919	26,872
Gas marketing	232,474	115,786
Other	851	5,171

Total operating expenses	643,098	410,520

Operating Income	46,137	31,965

Other Income and (Income Deductions) – Net	1,285	1,574

Interest Charges:
Interest on long-term debt	5,643	5,908
Interest on long-term debt to	893	893
unconsolidated affiliate trust
Other interest charges	2,123	970

Total interest charges	8,659	7,771

Income Before Income Taxes	38,763	25,768
Income Tax Expense	12,583	9,136

Net Income	26,180	16,632
Dividends on Redeemable Preferred Stock – Laclede Gas	12	15

Net Income Applicable to Common Stock	$26,168	$16,617

Average Number of Common Shares Outstanding	21,191	21,018
Basic Earnings Per Share of Common Stock	$1.23	$.79
Diluted Earnings Per Share of Common Stock	$1.23	$.79